UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report: June 9, 2006

(Date of earliest event reported)

California Micro Devices Corporation

(Exact name of registrant as specified in its charter)

California	0-15449	94-2672609
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

430 N. McCarthy Blvd., No. 100, Milpitas, CA 95035-5112

(Address of principal executive offices) (Zip Code)

Registrant’s telephone number, including area code: (408) 263-3214

N/A

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligations of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240-13e-4(c))

Item 1.01 Entry into a Material Agreement

Signatures

Item 1.01 Entry Into a Material Agreement.

On May 11, 2006, the Compensation Committee of Registrant’s Board of Directors recommended to the independent directors, and the independent directors approved, the structure for a key employee bonus plan for fiscal 2007, with the final details to be worked by the Compensation Committee. The resulting fiscal 2007 bonus plan was approved by the Compensation Committee on June 9, 2006, and has a target bonus of 60% of base salary for Robert V. Dickinson, President and CEO, and a target bonus of 40% of base salary for each of Messrs. Kyle Baker, Vice President, Marketing; Juergen Lutz, Vice President, Engineering; and Manuel Mere, Vice President, Operations and Information Systems. The target bonus of such four officers aggregates approximately $475,000 and the target bonus of all sixty-two participants aggregates approximately $1,275,000. (David Casey, Vice President, Sales, does not participate as he has a commission plan; Gerome Tseng, Vice President, Business Development, does not participate as along with other former employees of Arques Technology he will receive a bonus based upon the performance of its products; and Kevin Berry, CFO, does not participate because he is serving on an interim basis.) The key employee bonus plan for fiscal 2007 provides that the bonuses are to be a function of revenue growth versus fiscal 2006 and of gross margin percentage. The amount of the bonuses can range from 0% to 200% of target depending upon Company performance relative to these two factors, but there is a cap for the total bonus payout of 20% of pro forma profit before tax excluding bonus expense.

SIGNATURES

Pursuant to the requirements of the Securities and Exchange Act of 1934, the Registrant has duly caused this Report on Form 8-K to be signed on its behalf by the undersigned, thereunto duly authorized on the 15th day of June, 2006.

CALIFORNIA MICRO DEVICES CORPORATION
(Registrant)

By:	/s/ ROBERT V. DICKINSON
Robert V. Dickinson
President and Chief Executive Officer